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                   Consent of Independent Public Accountants


The Board of Directors
Roper Industries Inc.

We consent to incorporation by reference in the registration statements on Form S-8 of Roper Industries, Inc. of our report dated July 29, 1996, relating to the consolidated balance sheets of Gatan International, Inc. and subsidiaries as of May 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the two-year period ended May 31, 1996, and related schedule, which report appears on Form 8-K of Roper Industries, Inc. dated August 12, 1996.


                                  KPMG PEAT MARWICK LLP


San Francisco, California
August 9, 1996